Exhibit 99.1

For more information:

Peter C. Wulff

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6746

investorrelations@alphatecspine.com

Westwicke Partners

Lynn C. Pieper

(415) 202-5678

lynn.pieper@westwicke.com

ALPHATEC HOLDINGS ANNOUNCES PRICING OF PUBLIC OFFERING

OF COMMON STOCK

CARLSBAD, Calif., April 16, 2010 - Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, announced that is has priced an underwritten public offering of 16,000,000 shares of common stock, consisting of 8,000,000 shares to be sold by the Company and 8,000,000 shares to be sold by a selling shareholder, HealthpointCapital Partners, L.P., at a price to the public of $5.00 per share. The net proceeds to the Company, after underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $36.8 million. The Company will not receive any proceeds from the sale of the shares by the selling shareholder. The offering is expected to close on or about April 21, 2010, subject to customary closing conditions.

Jefferies & Company, Inc. is acting as lead book-running manager for the offering, with Canaccord Adams Inc. acting as joint book-running manager and Cowen and Company, LLC and Lazard Capital Markets LLC acting as co-managers. Alphatec Holdings and the selling shareholder have each granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares (2,400,000 shares in the aggregate) of common stock to cover over allotments of shares, if any.

The securities described above are being offered pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission on April 9, 2010. Copies of the final prospectus supplement relating to these securities, when available, may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY, 10022 and at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its products in over 50 international markets through its subsidiary, Scient’x S.A., via a direct salesforce in France, Italy and the United Kingdom and via independent distributors in the rest of Europe, the Middle East and Africa, South America and Latin America. In Asia and Australia, the Company markets its products through its subsidiary, Alphatec Pacific, Inc, and through Scient’x’s distributors in China, Korea and Australia.

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